EXHIBIT 10.1

March 22, 2010

Manoj Gujral

Re: Offer of Employment

Dear Manoj:

I am pleased to confirm our offer to have you join Cavium Networks as Vice President and General Manager, Broadband and Consumer Division, reporting directly to me.

You will receive a one time signing bonus of $20,000 and your salary will be $280,000 per annum, less all applicable deductions and withholdings. As a regular employee of Cavium Networks, you will be eligible to participate in the company’s benefit plans which includes medical, dental, disability and life insurance, our 401(k) Plan, and the company’s paid time off policy and annual paid holidays. There is currently no cash or other bonus program for Cavium Networks officers, however, if such a program is put in place in the future, you will be eligible to participate

We will recommend to the Board of Directors that you be granted an option to purchase 66,000 shares of Cavium Networks Common Stock. The option would vest in accordance with the Cavium Networks 2007 Equity Incentive Plan (the “Plan”) and your individual Stock Option Agreement. Unless otherwise specified, your options will vest over a four-year period, as follows: the first 12.5% will vest six-months following your employment start date and 1/48th will vest on a monthly basis, thereafter. The option (i) is subject to approval by the Board of Directors, (ii) would have a per share exercise price equal to the per-share fair market value of the common stock on the date of such grant, as determined by the Board of Directors and (iii) would be subject to your completing a Stock Option Agreement which, along with the Plan, would set out additional details of the grant.

We will also recommend to the Board of Directors that you be granted a Restricted Stock Unit (“RSU”) award of 66,000 shares of Cavium Networks Common Stock. The RSUs will vest over a four-year period, and be delivered to you on a yearly basis. Your first one-fourth of this total RSU grant will be delivered to you on January 30th, 2011 and each remaining one-fourth of the total will be delivered on January 30th of each subsequent year. Your RSUs (i) are subject to approval by the Board of Directors and (ii) would be subject to your completing an RSU Award Agreement which, along with the Plan, would set out additional details of the grant.

In the event Cavium Networks (or any successor-in-interest) terminates your employment without Cause (as defined in the attached appendix) or you resign for Good Reason (as defined in the attached appendix), two-thirds (66.67%) of all then unvested stock options and RSU’s granted pursuant to this offer letter will immediately vest and you will receive, in one lump sum, six months of base salary and 50% of your target yearly cash bonus (if applicable). In addition, Cavium will pay directly to the COBRA administrator six months of your COBRA premiums at the level of benefits received immediately before your termination, providing that the COBRA payments shall cease in the event you receive benefits comparable to the COBRA benefits from a new employer.

In addition to the benefits listed above, in the event there is a Change in Control (as defined in the attached Appendix), 100% of all stock options and RSUs granted pursuant to this offer letter will immediately vest if any of the following events occur: (i) you are terminated or resign for Good Reason within three months prior to or 12 months following such Change in Control, or (ii) you are not offered a similar position of responsibility within the surviving or continuing entity within 3 months following the Change in Control. You also agree to assist the company with the transition following the Change of Control for a period of time that is mutually agreed to at the time of the Change of Control, but not to exceed 3 months.

Your employment pursuant to this offer is contingent on you executing the Company’s Proprietary Information and Inventions Agreement. You also must establish your identify and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”) by completing an Employment Verification Form (I-9), with instructions as required by IRCA.

Cavium Networks is an “at-will” employer. That means that both the employee and/or the company have the right to terminate employment at any time, with or without advance notice, and with or without cause. No one other than an officer of the company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the company and by the affected employee. This letter constitutes the complete agreement concerning your employment with Cavium Networks and supersedes all prior and contemporaneous agreements and representations.

We very much look forward to your joining the Cavium Network team. This offer of employment will expire on March 30 2010, so if you accept, please sign below and return one copy to me.

Sincerely,

/s/ Syed Ali Syed Ali President and CEO Cavium Networks

Accepted and Agreed:

Signature:	/s/ Manoj Gujral

Date:	4/13/10

I will start on	4/26/2010

APPENDIX TO OFFER LETTER

DATED MARCH 22nd 2010

BETWEEN CAVIUM NETWORKS AND MANOJ GUJRAL

“Cause” means (i) refusal to follow a reasonable and lawful direction of the Company’s Board or CEO after 30 days written notice from the Company specifying the nature of the employee’s refusal and demanding that such refusal be remedied, providing that if the employee remedies the refusal, Cause shall not exist under this subsection; (ii) the employee’s conviction of a felony crime involving moral turpitude; or (iii) the employee’s material breach of such employee’s fiduciary obligations to the Company after 30 days written notice from the Company specifying the nature of the employee’s breach of fiduciary duty and demanding that such breach be remedied, providing that if the employee remedies the breach, Cause shall not exist under this subsection.

“Change in Control” means (i) a reorganization or merger of the Company with or into any other company which involves a sale or merger of all or substantially all of the assets or stock in the Company or (ii) the definition of Change in Control in the Plan.

“Good Reason” means (i) a reduction in the employee’s salary, bonus opportunity or in the employee’s benefits, excluding the substitution of substantially equivalent compensation and benefits; (ii) a reduction in the employee’s title, duties, authority or responsibilities as in effect immediately prior to such reduction; (iii) any change in reporting structure as a result of a Change in Control as compared to the reporting structure prior to the Change in Control (iv) any reduction in SEC reporting obligations and/or certification requirements; (v) any requirement that the employee move such employee’s principal place of employment more than 30 miles from the employee’s principal place of employment on the Vesting Commencement Date; (vi) failure of a successor-in-interest to the Company to assume and perform all of the obligations of the Company’s other agreements with the employee; or (vii) the employee’s death or disability.

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